Exhibit 99.1

Contact:
William B. Boni
VP, Investor Relations/
Corp. Communications
(781) 994-0300
www.ArQule.com

FOR IMMEDIATE RELEASE

DATA PRESENTED AT EUROPEAN CANCER CONGRESS SUGGEST

CLINICAL BENEFIT OF TIVANTINIB IN PATIENTS

WITH MET HIGH NON-SQUAMOUS NON-SMALL CELL LUNG CANCER

Treatment with tivantinib and erlotinib improved overall survival and progression free survival in key sub-group of patients from Phase 3 MARQUEE trial

Woburn, MA, September 30, 2013 – Data presented at the European Cancer Congress demonstrated clinical benefits of treatment with the combination of tivantinib and erlotinib in patients with non-squamous, non-small cell lung cancer (NSCLC) whose tumors expressed high levels of MET protein (Abstract number 3410, MARQUEE: a randomized, double-blind, placebo-controlled, phase 3 trial of tivantinib [ARQ 197] plus erlotinib versus placebo plus erlotinib in previously treated patients with locally advanced or metastatic, non-squamous, non-small cell lung cancer).

In the intent-to-treat (ITT) population of 1048 patients in MARQUEE, median overall survival (OS) in the treatment arm of tivantinib plus erlotinib was 8.5 months versus 7.8 months in the erlotinib only control arm (hazard ratio = 0.98, p = 0.81), while median progression free survival (PFS) was 3.6 months in the treatment arm versus 1.9 months in the control arm (hazard ratio = 0.74, p < 0.001). Objective response rate (ORR) was 10.3 percent in the treatment arm compared to 6.5 percent in the control arm.

Median OS for patients with MET High NSCLC in the treatment arm was 9.3 months compared to 5.9 months in the control arm (hazard ratio = 0.70, p = 0.03), and median PFS for the treatment arm was 3.6 months compared to 1.9 months for the control arm (hazard ratio = 0.72, p = 0.01). ORR was 10.6 percent for patients with MET-high NSCLC in the treatment arm versus 6.5 percent in the control arm.

Median OS for patients with MET Low NSCLC in the treatment arm was 8.5 months compared to 7.7 months in the control arm (hazard ratio = 0.90, p = 0.53), and median PFS for the treatment arm was 3.7 months compared to 1.9 months for the control arm (hazard ratio = 0.66, p = 0.006). ORR was 11.2 percent for patients with MET-low NSCLC in the treatment arm versus 5.5 percent in the control arm.

“The final data analyses from the MARQUEE trial demonstrate the substantial impact of tivantinib treatment for MET High NSCLC, as measured primarily by improvements in OS and PFS,” said Professor Giorgio Scagliotti, MD, PhD, Head of the Department of Clinical and Biological Sciences at S. Luigi Hospital, Orbassano (Torino). “Patients with MET Low disease, on the other hand, did not experience significantly improved OS despite their increased PFS. These findings represent intriguing signals of clinical benefit among a pre-specified sub-group within the broad population of non-squamous NSCLC patients in this trial. We believe they underscore the therapeutic effects of MET inhibition with tivantinib in patients with tumors expressing high levels of MET protein.”

The overall safety profile among patients receiving tivantinib (360 milligrams twice daily) and erlotinib (150 milligrams daily) was manageable and consistent with findings at the interim analysis.

MET protein expression was measured using immunohistochemistry. Patients classified as MET-high had 50 percent or more of tumor tissue stained with an intensity of 2+ and/or 3+, and the MET analysis must have taken place within 90 days following tissue sectioning. Of the 1048 patients in the trial, 445 were evaluable for MET status. Patients with MET-high NSCLC numbered 211, and the number with MET-low disease was 234.

The MARQUEE trial was stopped in the fall of 2012 after a planned interim analysis. Data analyzed at that time showed significant improvement in the secondary endpoint of PFS but not in the primary endpoint of OS in the broad ITT population. Following the interim analysis, treatment in the trial was allowed to be continued in patients whose disease had not yet progressed. The data cut-off for full study analysis was December 15, 2012.

Additional data on other molecular subgroups enrolled in MARQUEE are planned for presentation at an upcoming peer-reviewed forum.

About the MARQUEE trial

The MARQUEE trial was a randomized, double-blinded, controlled Phase 3 study of previously treated patients with locally advanced or metastatic, non-squamous NSCLC who received tivantinib plus erlotinib or placebo plus erlotinib. The primary objective was to evaluate OS in the ITT population. Secondary endpoints included OS in the subpopulation of patients with epidermal growth factor receptor (EGFR) wild type, PFS in the ITT population, and further assessment of the safety of tivantinib in combination with erlotinib. The trial was conducted under a Special Protocol Assessment agreement with the U.S. Food and Drug Administration.

About MET and Tivantinib (ARQ 197)

Tivantinib is an orally administered, selective inhibitor of MET, a receptor tyrosine kinase, which is currently in Phase 2 and Phase 3 clinical trials. In certain healthy adult cells, MET is present in low to normal levels to support natural cellular function, but in some cancer cells, MET is inappropriately and continuously activated. When abnormally activated, MET plays multiple roles in aspects of human cancer, including cancer cell growth, survival, angiogenesis, invasion and metastasis. The activation of certain cell signaling pathways, including MET, has also been associated with the development of resistance to EGFR (epidermal growth factor receptor) inhibitors such as erlotinib.

Pre-clinical data have demonstrated that tivantinib inhibits MET activation in a range of human tumor cell lines and shows anti-tumor activity against several human tumor xenografts. In clinical trials to date, treatment with tivantinib has been generally well tolerated and has shown clinical activity in the tumors studied. Tivantinib has not yet been approved for any indication in any country.

2

About ArQule, Inc. and Daiichi Sankyo, Co., Ltd.

On December 19, 2008, ArQule and Daiichi Sankyo, Co., Ltd. signed a license, co-development and co-commercialization agreement to co-develop tivantinib in the U.S., Europe, South America and the rest of the world, excluding Japan, China (including Hong Kong), South Korea and Taiwan, where Kyowa Hakko Kirin Co., Ltd. has exclusive rights for development and commercialization.

About ArQule

ArQule is a biotechnology company engaged in the research and development of next-generation, small-molecule cancer therapeutics. The Company’s targeted, broad-spectrum products and research programs are focused on key biological processes that are central to human cancers. ArQule’s lead product, in Phase 2 and Phase 3 clinical development, is tivantinib (ARQ 197), an oral, selective inhibitor of the c-MET receptor tyrosine kinase. The Company’s pipeline includes: ARQ 092, designed to inhibit the AKT serine/threonine kinase; ARQ 087, designed to inhibit fibroblast growth factor receptor (FGFR); ARQ 621, designed to inhibit the Eg5 kinesin motor protein; and ARQ 736, designed to inhibit the RAF kinases. ArQule’s current discovery efforts, which are based on the ArQule Kinase Inhibitor Platform (AKIP™), are focused on the identification of novel kinase inhibitors that are potent, selective and do not compete with ATP (adenosine triphosphate) for binding to the kinase.

This press release contains forward-looking statements regarding the Company’s clinical trials with tivantinib (ARQ 197) and its ability to fund operations with current cash and marketable securities. These statements are based on the Company’s current beliefs and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially. Positive information about pre-clinical and early stage clinical trial results does not ensure that later stage or larger scale clinical trials will be successful. For example, tivantinib may not demonstrate promising therapeutic effects; in addition, it may not demonstrate appropriate safety profiles in current or later stage or larger scale clinical trials as a result of known or as yet unanticipated side effects. The results achieved in later stage trials may not be sufficient to meet applicable regulatory standards or to justify further development. Problems or delays may arise during clinical trials or in the course of developing, testing or manufacturing tivantinib that could lead the Company or its partners to discontinue development. Even if later stage clinical trials are successful, unexpected concerns may arise from subsequent analysis of data or from additional data. Obstacles may arise or issues may be identified in connection with review of clinical data with regulatory authorities. Regulatory authorities may disagree with the Company’s view of the data or require additional data or information or additional studies. In addition, the planned timing of initiation and completion of clinical trials for tivantinib is subject to the ability of the Company as well as Daiichi Sankyo, Inc. and Kyowa Hakko Kirin, a licensee of tivantinib, to enroll patients, enter into agreements with clinical trial sites and investigators, and overcome technical hurdles and other issues related to the conduct of the trials for which each of them is responsible. There is a risk that these issues may not be successfully resolved. Drug development involves a high degree of risk. Only a small number of research and development programs result in the commercialization of a product. Positive pre-clinical data may not be supported in later stages of development. Furthermore, ArQule may not have the financial or human resources to successfully pursue drug discovery in the future. Moreover, with respect to partnered programs, even if certain compounds show initial promise, Daiichi Sankyo or Kyowa Hakko Kirin may decide not to license or continue to develop them, as the case may be. In addition, Daiichi Sankyo and Kyowa Hakko Kirin have certain rights to unilaterally terminate their agreements with ArQule. If either company were to do so, the Company might not be able to complete development and commercialization of the applicable licensed products on its own. For more detailed information on the risks and uncertainties associated with the Company’s drug development and other activities, see the Company’s periodic reports filed with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements.

###

 3